Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-159672, 333-164308, 333-171770, 333-179065, 333-186098 and 333-193422 on Form S-8 of our reports dated February 21, 2014, relating to the consolidated financial statements of OpenTable, Inc. and subsidiaries (collectively the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 21, 2014